Exhibit (a)(6)

FORM OF REMINDER LETTER TO ELIGIBLE OPTIONHOLDERS

June    , 2002

YOU HAVE APPROXIMATELY     DAYS TO COMPLETE AND RETURN THE ELECTION FORM BEFORE THE STOCK OPTION EXCHANGE PROGRAM EXPIRES.

This is a reminder that SBA’s Stock Option Exchange Program will expire at 5:00 p.m., Eastern Daylight Time, on Tuesday, June 18, 2002. As you know, if you wish to participate in the stock option exchange program and tender any of your options for new options, you must properly complete and fax or otherwise deliver to us a hard copy of the Election Form which was sent to you. Delivery by e-mail will not be accepted. In order to participate, you will need to fill out the table on the Election Form (using the Grant Detail Report that was provided by mail) as well as complete and sign the signature line of the Election Form.

If you have any questions or need a new copy of the Election Form, please contact the Exchange Program Administrator by phone at (561) 226-9225 or by email at stockoptionexchange@sbasite.com.